Release:     October 18, 2018

CP reports record quarter on strength of industry-leading team and foundations of Precision Scheduled Railroading model
Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced third quarter revenues of $1.9 billion, its highest ever for any quarter, and reported diluted earnings per share (EPS) of $4.35, or $4.12 on an adjusted diluted EPS basis, the highest in the Company's history. The Company also achieved a record-low quarterly operating ratio of 58.3 percent.(1)
“This quarter really showed what our operating model and our 13,000-strong family of CP railroaders can do,” said Keith Creel, CP President and Chief Executive Officer. "It was a record by almost every measure and sets us up well for the remainder of the year and beyond. Our continued success comes from a commitment at every level of the organization to deliver on the principles of precision scheduled railroading for our customers, our shareholders and the broader North American economy."

THIRD-QUARTER HIGHLIGHTS

•	Revenues increased by 19 percent to a record $1.9 billion, from $1.6 billion in Q3 2017, as CP saw revenue growth across all major segments of its book of business

•	Reported diluted EPS was $4.35, up 24 percent from $3.50, and adjusted diluted EPS was a record $4.12, a 42 percent increase from $2.90

•	Operating ratio was a record-low 58.3 percent, a 270 basis point improvement from 61.0 percent(1)

•	Operating income was $790 million, a 27 percent increase from $622 million(1)

“As noted at our recent Investor Day, we have a compelling, fact-based story rooted in our foundations," Creel said. "We remain disciplined in our approach and are seeing continued and sustainable growth across our lines of business. We have the foundational underpinnings, and the room to grow, in the weeks, months and years ahead. We will never lose sight of what got us here."

Due to a record-setting third quarter and a strong outlook for the remainder of the year, CP announced on October 4, 2018 that it was raising its 2018 full-year guidance. The Company now expects adjusted diluted EPS for 2018 to grow in excess of 20 percent, increased from earlier guidance of low-double digit growth.(2)

CP will discuss its results with the financial community in a conference call beginning today at 4:30 p.m. eastern time (2:30 p.m. mountain time).

(1) 2017 comparative period operating ratio was restated from 56.7% to 61.0% and operating income was restated from $690 million to $622 million to reflect the adoption of the new accounting standard for the presentation of net periodic benefit recoveries, which is discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three and nine months ended September 30, 2018.

(2) CP's expectations for adjusted diluted EPS growth in 2018 are based on adjusted diluted EPS of $11.39 in 2017. CP expects approximately $50 million of gains from land sales in the fourth quarter of 2018.

Conference Call Access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.
Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at http://investor.cpr.ca.

A replay of the third-quarter conference call will be available by phone through to November 15, 2018 at 416-849-0833 or toll free 1-855-859-2056, password 2089199.

Non-GAAP Measures

For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

The adjusted diluted EPS for 2017 of $11.39 is described and reconciled to reported diluted EPS for 2017 of $16.44, the nearest GAAP measure, under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Note on forward-looking information
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our operations, priorities and plans, anticipated financial performance, including business prospects, planned capital expenditures, programs and strategies, as well as expected 2018 adjusted diluted EPS. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. To the extent that CP has provided guidance using non-GAAP financial measures, the Company may not be able to provide a reconciliation to a GAAP measure, due to unknown variables and uncertainty related to future results.
Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: anticipated land sales in the fourth quarter of 2018, changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q.

Readers are cautioned not to place undue reliance on forward-looking information. Forward-looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. The purpose of our expected 2018 adjusted diluted EPS is to assist readers in understanding our expected and targeted financial results, and this information may not be appropriate for other purposes. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

ITEM 1. FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2018	2017	2018	2017
Revenues
Freight	$1,854	$1,547	$5,188	$4,708
Non-freight	44	48	122	133
Total revenues	1,898	1,595	5,310	4,841
Operating expenses
Compensation and benefits (Note 2, 11, 12)	365	324	1,090	969
Fuel	226	150	671	480
Materials	47	45	155	142
Equipment rents	33	35	99	108
Depreciation and amortization	174	162	516	493
Purchased services and other	263	257	822	812
Total operating expenses	1,108	973	3,353	3,004

Operating income	790	622	1,957	1,837
Less:
Other (income) expense (Note 5)	(47)	(105)	56	(194)
Other components of net periodic benefit recovery (Note 2, 12)	(96)	(68)	(287)	(203)
Net interest expense	112	115	339	357
Income before income tax expense	821	680	1,849	1,877
Income tax expense (Note 6)	199	170	443	456
Net income	$622	$510	$1,406	$1,421

Earnings per share (Note 7)
Basic earnings per share	$4.36	$3.50	$9.81	$9.72
Diluted earnings per share	$4.35	$3.50	$9.78	$9.70

Weighted-average number of shares (millions) (Note 7)
Basic	142.6	145.5	143.2	146.2
Diluted	143.1	145.8	143.7	146.6

Dividends declared per share	$0.6500	$0.5625	$1.8625	$1.6250
Certain of the comparative figures have been reclassified in order to be consistent with the 2018 presentation (Note 2).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2018	2017	2018	2017
Net income	$622	$510	$1,406	$1,421
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	12	19	(24)	38
Change in derivatives designated as cash flow hedges	1	2	36	11
Change in pension and post-retirement defined benefit plans	28	38	86	113
Other comprehensive income before income taxes	41	59	98	162
Income tax expense on above items	(22)	(34)	(11)	(78)
Other comprehensive income (Note 4)	19	25	87	84
Comprehensive income	$641	$535	$1,493	$1,505
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2018	2017
Assets
Current assets
Cash and cash equivalents	$150	$338
Accounts receivable, net	759	687
Materials and supplies	156	152
Other current assets	65	97
	1,130	1,274
Investments	201	182
Properties	17,792	17,016
Goodwill and intangible assets	192	187
Pension asset	1,726	1,407
Other assets	68	69
Total assets	$21,109	$20,135
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,189	$1,238
Long-term debt maturing within one year (Note 8, 10)	480	746
	1,669	1,984
Pension and other benefit liabilities	746	749
Other long-term liabilities	232	231
Long-term debt (Note 8, 10)	7,806	7,413
Deferred income taxes	3,528	3,321
Total liabilities	13,981	13,698
Shareholders’ equity
Share capital	2,017	2,032
Additional paid-in capital	47	43
Accumulated other comprehensive loss (Note 4)	(1,654)	(1,741)
Retained earnings	6,718	6,103
	7,128	6,437
Total liabilities and shareholders’ equity	$21,109	$20,135
Contingencies (Note 13)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2018	2017	2018	2017
Operating activities
Net income	$622	$510	$1,406	$1,421
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	174	162	516	493
Deferred income taxes (Note 6)	77	77	155	168
Pension recovery and funding (Note 12)	(84)	(59)	(238)	(178)
Foreign exchange (gain) loss on long-term debt (Note 5)	(38)	(105)	55	(200)
Settlement of forward starting swaps on debt issuance (Note 8, 10)	—	—	(24)	—
Other operating activities, net	(6)	(1)	(23)	(88)
Change in non-cash working capital balances related to operations	(72)	(57)	(66)	(167)
Cash provided by operating activities	673	527	1,781	1,449
Investing activities
Additions to properties	(430)	(319)	(1,084)	(895)
Proceeds from sale of properties and other assets	7	13	16	29
Other	—	—	(1)	5
Cash used in investing activities	(423)	(306)	(1,069)	(861)
Financing activities
Dividends paid	(92)	(83)	(255)	(229)
Issuance of CP Common Shares	4	2	16	39
Purchase of CP Common Shares (Note 9)	—	(226)	(559)	(368)
Issuance of long-term debt, excluding commercial paper (Note 8)	—	—	638	—
Repayment of long-term debt, excluding commercial paper (Note 8)	(5)	(3)	(744)	(17)
Net repayment of commercial paper (Note 8)	(53)	—	—	—
Settlement of forward starting swaps on de-designation	—	—	—	(22)
Cash used in financing activities	(146)	(310)	(904)	(597)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(5)	(7)	4	(13)
Cash position
Increase (decrease) in cash and cash equivalents	99	(96)	(188)	(22)
Cash and cash equivalents at beginning of period	51	238	338	164
Cash and cash equivalents at end of period	$150	$142	$150	$142

Supplemental disclosures of cash flow information:
Income taxes paid	$74	$78	$230	$364
Interest paid	$147	$140	$380	$385
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2018	144.9	$2,032	$43	$(1,741)	$6,103	$6,437
Net income	—	—	—	—	1,406	1,406
Other comprehensive income (Note 4)	—	—	—	87	—	87
Dividends declared	—	—	—	—	(267)	(267)
Effect of stock-based compensation expense	—	—	8	—	—	8
CP Common Shares repurchased (Note 9)	(2.5)	(35)	—	—	(524)	(559)
Shares issued under stock option plan	0.2	20	(4)	—	—	16
Balance at September 30, 2018	142.6	$2,017	$47	$(1,654)	$6,718	$7,128
Balance at January 1, 2017	146.3	$2,002	$52	$(1,799)	$4,371	$4,626
Net income	—	—	—	—	1,421	1,421
Other comprehensive income (Note 4)	—	—	—	84	—	84
Dividends declared	—	—	—	—	(237)	(237)
CP Common Shares repurchased (Note 9)	(1.8)	(26)	—	—	(342)	(368)
Shares issued under stock option plan	0.5	49	(10)	—	—	39
Balance at September 30, 2017	145.0	$2,025	$42	$(1,715)	$5,213	$5,565
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2018
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2017 annual consolidated financial statements and notes included in CP's 2017 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2017 annual consolidated financial statements, except for the newly adopted accounting policies discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2018

Revenue from Contracts with Customers

On January 1, 2018, the Company adopted the new Accounting Standards Update ("ASU") 2014-09, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers, using the modified retrospective method. Comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company did not recognize any adjustment to the opening balance of retained earnings upon adoption of ASC Topic 606. The Company expects the impact of adoption of this new standard to be immaterial to the Company’s net income on an ongoing basis.
Compensation - Retirement Benefits

On January 1, 2018, the Company adopted the changes required under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost under FASB ASC Topic 715, Retirement Benefits as issued by the FASB in March 2017. In accordance with the ASU, beginning on January 1, 2018, the Company reports the current service cost component of net periodic benefit cost in Compensation and benefits on the Company’s Consolidated Statements of Income, and reports the Other components of net periodic benefit recovery as a separate item outside of Operating income on the Company’s Consolidated Statements of Income. The Company has applied these changes in presentation retrospectively, which resulted in a decrease in Operating income of $68 million and $203 million for the three and nine months ended September 30, 2017, respectively.

These changes in presentation do not result in any changes to net income or earnings per share. Details of the components of net periodic benefit costs are provided in Note 12 Pensions and other benefits.

The ASU also prospectively restricts capitalization of net periodic benefit costs to the current service cost component when applicable. This restriction has no impact on the Company’s operating income or amounts capitalized because the Company has and continues to only capitalize an appropriate portion of current service cost for self-constructed properties.

Derivatives and Hedging

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities, under FASB ASC Topic 815, Derivatives and Hedging. This improves the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. These amendments also make targeted improvements to simplify the application of the hedge accounting guidance in GAAP. The amendments require the entire change in the fair value of the hedging instrument to be recorded in Other comprehensive income for effective cash flow hedges. Consequently, any ineffective portion of the change in fair value will no longer be recorded to the Consolidated Statement of Income as it arises. While the amendments are effective for public entities beginning on January 1, 2019, early adoption is permitted and the Company early adopted this ASU effective January 1, 2018. Entities are required to apply the amendments in this update to hedging relationships existing on the date of adoption, reflected as a cumulative-effect adjustment as of the beginning of the fiscal year of adoption. Other amendments to presentation and disclosure are applied prospectively. No significant cumulative-effect adjustment was required.

Accumulated Other Comprehensive Income - Reclassification

In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income under FASB ASC Topic 220, Income Statement - Reporting Comprehensive Income. The current standard ASC Topic 740, Income Taxes, requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. This includes the tax effects of items in Accumulated other comprehensive income ("AOCI") that were originally recognized in Other comprehensive income, subsequently creating stranded tax effects. This ASU allows a reclassification from AOCI to Retained earnings for stranded tax effects specifically resulting from the U.S. federal government's recently enacted tax bill, the Tax Cuts and Jobs Act. The amendments are effective for public entities beginning on January 1, 2019 and early adoption is permitted. Entities are required to apply these amendments either in the period of adoption or retrospectively to each period in which the effect of the change in tax rate from the Tax Cuts and Jobs Act was recognized. The Company early adopted this ASU effective January 1, 2018, electing not to change AOCI, Retained earnings or disclosure in the Company's Interim Consolidated Financial Statements.

Future changes

Leases

In February 2016, the FASB issued ASU 2016-02, Leases under FASB ASC Topic 842, Leases which will supersede the lease recognition and measurement requirements in Topic 840, Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months. For CP this new standard will be effective for interim and annual periods commencing January 1, 2019. CP plans to adopt the new standard with a cumulative-effect adjustment to the opening balance of retained earnings at that date and no restatement of comparative periods’ financial information, as recently allowed by the FASB. The Company has a detailed plan to implement the new standard and, through a cross-functional team, is assessing contractual arrangements that may qualify as leases under the new standard. CP is also working with a vendor to implement a lease management system which will assist in delivering the required accounting changes. Testing and optimization of the lease management system is nearing completion. The Company is also finalizing procedures to validate the completeness of its inventory of arrangements that meet the new definition of operating lease, in parallel to documenting internal policy decisions and permitted elections. The impact of the new standard will be a material increase to right-of-use operating lease assets and operating lease liabilities on the consolidated balance sheet, primarily, as a result of operating leases currently not recognized on the balance sheet. The Company is currently evaluating disclosure requirements, including any prospective change to presentation within its Consolidated Statements of Income.

3    Revenues

Revenue is recognized when obligations under the terms of a contract with a customer are satisfied. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Government-imposed taxes that the Company collects concurrent with revenue-generating activities are excluded from revenue. In the normal course of business the Company does not generate any material revenue through acting as an agent for other entities.
The following is a description of primary activities from which the Company generates revenue.
Freight revenues
The Company provides rail freight transportation services to a wide variety of customers and transports bulk commodities, merchandise freight and intermodal traffic. The Company signs service agreements with customers that dictate future services the Company is to perform for a customer at the time a bill of lading or service request is received. Each bill of lading or service request represents a separate and distinct performance obligation that the Company is obligated to satisfy. The transaction price is generally in the form of a fixed fee determined at the inception of the bill of lading or service request. The Company allocates the transaction price to each distinct performance obligation based on the estimated standalone selling price for each performance obligation. As each bill of lading or service request represents a separate and distinct performance obligation, the estimated standalone selling price is assessed at an observable price which is fair market value. Certain customer agreements include variable consideration in the form of rebates, discounts, or incentives. The expected value method is used to estimate variable consideration and is allocated to the applicable performance obligation and is recognized when the related performance obligation is satisfied. Additionally, the Company offers published rates for services through public tariffs in which a customer can request service, triggering a performance obligation of the Company. In accordance with ASC Topic 606, railway freight revenues continue to be recognized over time as services are provided based on the percentage of completed service method. Volume rebates to customers are accrued as a reduction of freight revenues based on estimated volumes and contract terms as freight service is provided. Freight revenues also include certain ancillary and other services provided in association with the performance of rail freight movements. Revenues from these activities are not material and therefore have been aggregated with the freight revenues from customer contracts with which they are associated.

Non-freight revenues
In accordance with ASC Topic 606, non-freight revenues, including passenger revenues, switching fees, and revenues from logistic services, continue to be recognized at the point in time the services are provided or when the performance obligations are satisfied. Non-freight revenues also include leasing revenues.
Disaggregation of revenue
The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2018	2017(1)	2018	2017(1)
Freight
Grain	$384	$351	$1,113	$1,107
Coal	171	165	486	478
Potash	130	103	358	310
Fertilizers and sulphur	55	52	171	181
Forest products	76	67	211	202
Energy, chemicals and plastics	339	208	874	651
Metals, minerals, and consumer products	208	192	595	552
Automotive	85	68	247	223
Intermodal	406	341	1,133	1,004
Total freight revenues	1,854	1,547	5,188	4,708
Non-freight excluding leasing revenues	28	34	76	91
Revenues from contracts with customers	1,882	1,581	5,264	4,799
Leasing revenues	16	14	46	42
Total revenues	$1,898	$1,595	$5,310	$4,841
(1) Prior period amounts have not been adjusted under the modified retrospective method.
Satisfying performance obligations
Payment by customers is due upon satisfaction of performance obligations. Payment terms are such that amounts outstanding at the period end are expected to be collected within one reporting period. The Company invoices customers at the time the bill of lading or service request is processed and therefore the Company has no material unbilled receivables and no contract assets. All performance obligations not fully satisfied at period end are expected to be satisfied within the reporting period immediately following.

4    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, July 1, 2018	$110	$(64)	$(1,719)	$(1,673)
Other comprehensive (loss) income before reclassifications	(1)	(2)	1	(2)
Amounts reclassified from accumulated other comprehensive loss	—	2	19	21
Net other comprehensive (loss) income	(1)	—	20	19
Closing balance, September 30, 2018	$109	$(64)	$(1,699)	$(1,654)
Opening balance, July 1, 2017	$124	$(97)	$(1,767)	$(1,740)
Other comprehensive loss before reclassifications	(5)	—	—	(5)
Amounts reclassified from accumulated other comprehensive loss	—	2	28	30
Net other comprehensive (loss) income	(5)	2	28	25
Closing balance, September 30, 2017	$119	$(95)	$(1,739)	$(1,715)
(1) Amounts are presented net of tax.

	For the nine months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2018	$109	$(89)	$(1,761)	$(1,741)
Other comprehensive income before reclassifications	—	19	—	19
Amounts reclassified from accumulated other comprehensive loss	—	6	62	68
Net other comprehensive income	—	25	62	87
Closing balance, September 30, 2018	$109	$(64)	$(1,699)	$(1,654)
Opening balance, January 1, 2017	$127	$(104)	$(1,822)	$(1,799)
Other comprehensive loss before reclassifications	(8)	(7)	—	(15)
Amounts reclassified from accumulated other comprehensive loss	—	16	83	99
Net other comprehensive (loss) income	(8)	9	83	84
Closing balance, September 30, 2017	$119	$(95)	$(1,739)	$(1,715)
(1) Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2018	2017	2018	2017
Amortization of prior service costs(1)	$(1)	$(1)	$(2)	$(3)
Recognition of net actuarial loss(1)	29	39	88	116
Total before income tax	28	38	86	113
Income tax recovery	(9)	(10)	(24)	(30)
Total net of income tax	$19	$28	$62	$83
(1) Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

5    Other (income) expense

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2018	2017	2018	2017
Foreign exchange (gain) loss on long-term debt	$(38)	$(105)	$55	$(200)
Other foreign exchange (gains) losses	(1)	(3)	2	(5)
Insurance recovery of legal settlement	—	—	—	(10)
Charge on hedge roll and de-designation	—	—	—	13
Other	(8)	3	(1)	8
Other (income) expense	$(47)	$(105)	$56	$(194)
"Other (income) expense" was previously presented as "Other income and charges" in the Company's Consolidated Statements of Income. This change in presentation has no impact on the components within this line item.

6    Income taxes

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2018	2017	2018	2017
Current income tax expense	$122	$93	$288	$288
Deferred income tax expense	77	77	155	168
Income tax expense	$199	$170	$443	$456

During the nine months ended September 30, 2018, legislation was enacted to decrease the Iowa and Missouri state corporate income tax rates. As a result of these changes, the Company recorded a deferred tax recovery of $21 million in the second quarter of 2018 related to the revaluation of deferred income tax balances as at January 1, 2018.

The effective tax rates for the three and nine months ended September 30, 2018, were 24.23% and 23.95%, respectively, compared to 24.95% and 24.28% for the same periods in 2017.

For the three months ended September 30, 2018, the effective tax rate excluding the discrete item of the foreign exchange ("FX") gain of $38 million on the Company's U.S. dollar-denominated debt, was 24.75%.

For the three months ended September 30, 2017, the effective tax rate excluding the discrete items of the FX gain of $105 million on the Company's U.S. dollar-denominated debt, and the $3 million deferred tax expense related to legislation enacted to increase the Illinois state income tax rate, was 26.50%

For the nine months ended September 30, 2018, the effective tax rate excluding the discrete items of the FX loss of $55 million on the Company's U.S. dollar-denominated debt and the $21 million tax recovery described above, was 24.75%.

For the nine months ended September 30, 2017, the effective tax rate excluding the discrete items of the management transition recovery of $51 million related to the retirement of the Company's Chief Executive Officer, the FX gain of $200 million on the Company's U.S. dollar-denominated debt, an insurance recovery of $10 million on a legal settlement, the $13 million charge associated with the hedge roll and de-designation, and the $14 million tax net recovery related to legislation enacted to increase the Illinois tax rate and decrease the Saskatchewan provincial corporate income tax rate, was 26.50%.

7    Earnings per share

At September 30, 2018, the number of shares outstanding was 142.6 million (September 30, 2017 - 145.0 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2018	2017	2018	2017
Weighted-average basic shares outstanding	142.6	145.5	143.2	146.2
Dilutive effect of stock options	0.5	0.3	0.5	0.4
Weighted-average diluted shares outstanding	143.1	145.8	143.7	146.6

For the three and nine months ended September 30, 2018, there were 0.3 million and 0.2 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2017 - 0.3 million and 0.3 million).

8    Debt

Revolving credit facility

Effective June 8, 2018, the Company amended its U.S. $2.0 billion revolving credit facility agreement dated September 26, 2014. This fifth amending agreement included, among other things, the extension of the five year maturity date from June 28, 2022 to June 28, 2023 and the cancellation of the U.S. $1.0 billion one-year plus one-year credit facility agreement. As at September 30, 2018, the remaining U.S. $1.0 billion credit facility was undrawn.

Issuance of long-term debt

During the second quarter of 2018, the Company issued U.S. $500 million 4.000% 10-year Notes due June 1, 2028 for net proceeds of U.S. $495 million ($638 million). These notes pay interest semi-annually and are unsecured but carry a negative pledge. In conjunction with the issuance, the Company settled a notional U.S. $500 million of forward starting floating-to-fixed interest rate swap agreements ("forward starting swaps") for a payment of U.S. $19 million ($24 million) (see Note 10). This payment was included in cash provided by operating activities consistent with the location of the related hedged item on the Company's Interim Consolidated Statements of Cash Flows.
Retirement of long-term debt
During the second quarter of 2018, the Company repaid U.S. $275 million 6.500% 10-year Notes at maturity for a total of U.S. $275 million ($352 million) and $375 million 6.250% 10-year Medium Term Notes at maturity for a total of $375 million.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. The commercial paper is backed by the U.S. $1.0 billion revolving credit facility. As at September 30, 2018 and December 31, 2017, the Company had no commercial paper borrowings.

The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

9    Shareholders' equity

On May 10, 2017, the Company announced a new normal course issuer bid ("NCIB"), commencing May 15, 2017, to purchase up to 4.38 million Common Shares for cancellation before May 14, 2018. The Company completed this NCIB on May 10, 2018.

All purchases were made in accordance with the NCIB at prevalent market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings.

The following table describes activities under the share repurchase program:

	For the three months ended September 30		For the nine months ended September 30
	2018	2017	2018	2017
Number of Common Shares repurchased	—	1,145,400	2,495,962	1,828,300
Weighted-average price per share(1)	$—	$196.46	$223.97	$201.50
Amount of repurchase (in millions)(1)	$—	$225	$559	$368
(1) Includes brokerage fees.

On October 17, 2018, the Company announced that it intends to implement a new NCIB to repurchase, for cancellation, up to approximately 5.68 million of its Common Shares, subject to Toronto Stock Exchange acceptance.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

When possible, the estimated fair value is based on quoted market prices and, if not available, it is based on estimates from third party brokers. For non-exchange-traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, FX and commodity) and volatility, depending on the type of derivative and the nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives and long-term debt are classified as Level 2.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt:

(in millions of Canadian dollars)	September 30, 2018	December 31, 2017
Long-term debt (including current maturities):
Fair value	$9,206	$9,680
Carrying value	8,286	8,159

The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Company's Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into and at least quarterly thereafter, an assessment is made as to whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in the value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar-denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar-denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the net investment hedge recognized in “Other comprehensive income” for the three and nine months ended September 30, 2018 was an unrealized FX gain of $96 million and an unrealized FX loss of $177 million, respectively (three and nine months ended September 30, 2017 - an unrealized FX gain of $180 million and $342 million, respectively).

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by ongoing market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

During the second quarter of 2018, the Company settled a notional U.S. $500 million of forward starting swaps related to the U.S. $500 million 4.000% 10-year Notes issued in the same period. The fair value of these derivative instruments at the time of settlement was a loss of U.S. $19 million ($24 million). The changes in fair value of the forward starting swaps for the three and nine months ended September 30, 2018 was $nil and a gain of $31 million, respectively (three and nine months ended September 30, 2017 - $nil and a loss of $12 million, respectively). This was recorded in "Accumulated other comprehensive loss”, net of tax, and is being reclassified to "Net interest expense" until the underlying hedged notes are repaid.

For the three and nine months ended September 30, 2018, a net loss of $2 million and $7 million, respectively, related to settled forward starting swap hedges has been amortized to “Net interest expense” (three and nine months ended September 30, 2017 - a net loss of $3 million and $8 million, respectively). The Company expects that during the next twelve months, an additional $9 million of net losses will be amortized to “Net interest expense”.

11    Stock-based compensation

At September 30, 2018, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee share purchase plan. These plans resulted in an expense for the three and nine months ended September 30, 2018 of $28 million and $60 million, respectively (three and nine months ended September 30, 2017 - an expense of $11 million and $16 million, respectively).

Effective January 31, 2017, Mr. E. Hunter Harrison resigned from all positions held by him at the Company, including as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company. In connection with Mr. Harrison’s resignation, the Company entered into a separation agreement with Mr. Harrison. Under the terms of the separation agreement, the Company agreed to a limited waiver of Mr. Harrison’s non-competition and non-solicitation obligations.

Effective January 31, 2017, pursuant to the separation agreement, Mr. Harrison forfeited certain pension and post-retirement benefits and agreed to the surrender for cancellation of 22,514 performance share units ("PSUs"), 68,612 deferred share units ("DSUs"), and 752,145 stock options.

As a result of this agreement, the Company recognized a recovery of $51 million in "Compensation and benefits" in the first quarter of 2017. Of this amount, $27 million related to a recovery from cancellation of certain pension benefits.

Stock option plan

In the nine months ended September 30, 2018, under CP’s stock option plans, the Company issued 282,125 options at the weighted-average price of $240.91 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at the grant date was approximately $16 million. The weighted-average fair value assumptions were approximately:

For the nine months ended September 30, 2018
Grant price	$240.91
Expected option life (years)(1)	5.00
Risk-free interest rate(2)	2.22%
Expected stock price volatility(3)	24.81%
Expected annual dividends per share(4)	$2.3854
Expected forfeiture rate(5)	4.7%
Weighted-average grant date fair value per option granted during the period	$55.63

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.

(3)	Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.

(4)
Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option. On May 10, 2018, the Company announced an increase in its quarterly dividend to $0.6500 per share, representing $2.6000 on an annual basis.

(5)	The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plan

In the nine months ended September 30, 2018, the Company issued 161,323 PSUs with a grant date fair value of approximately $39 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor").

The performance period for the PSUs issued in the nine months ended September 30, 2018 is January 1, 2018 to December 31, 2020. The fair value of these PSUs is measured periodically until settlement, using either a lattice-based valuation model or a Monte Carlo simulation model.

The performance period for the PSUs issued in 2015 was January 1, 2015 to December 31, 2017. The performance factors for these PSUs were Operating Ratio, ROIC, TSR compared to the S&P/TSX 60 index and TSR compared to Class I railways. The resulting payout was 160% of the Company's average share price that was calculated using the last 30 trading days preceding December 31, 2017. In the first quarter of 2018, payouts occurred on the total outstanding awards, including dividends reinvested, totaling $30 million on 82,800 outstanding awards.

Deferred share unit plan

In the nine months ended September 30, 2018, the Company granted 13,888 DSUs with a grant date fair value of approximately $3 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

Restricted share unit plan

In the nine months ended September 30, 2018, the Company granted 21,895 restricted share units ("RSUs") with a grant date fair value of approximately $5 million. The RSUs are notional full value shares that attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. RSUs have no performance factors attached to them and are vested and settled in cash after a period of three years from the grant date. An expense to income for RSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

12    Pension and other benefits

In the three months ended September 30, 2018, the Company made contributions of $13 million (three months ended September 30, 2017 - $11 million) to its defined benefit pension plans. In the nine months ended September 30, 2018, the Company made net contributions of $25 million (nine months ended September 30, 2017 - $35 million), to its defined benefit pension plans, which is net of a $10 million refund of plan surplus (nine months ended September 30, 2017 - $nil). Net periodic benefit costs for defined benefit pension plans and other benefits recognized in the three and nine months ended September 30, 2018 included the following components:

	For the three months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2018	2017	2018	2017
Current service cost (benefits earned by employees)	$30	$26	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	110	112	5	5
Expected return on fund assets	(239)	(223)	—	—
Recognized net actuarial loss	29	38	—	1
Amortization of prior service costs	(1)	(1)	—	—
Total other components of net periodic benefit (recovery) cost	(101)	(74)	5	6
Net periodic benefit (recovery) cost	$(71)	$(48)	$8	$9

	For the nine months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2018	2017	2018	2017
Current service cost (benefits earned by employees)	$90	$77	$9	$9
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	329	338	14	15
Expected return on fund assets	(716)	(669)	—	—
Recognized net actuarial loss	86	114	2	2
Amortization of prior service costs	(2)	(3)	—	—
Total other components of net periodic benefit (recovery) cost	(303)	(220)	16	17
Net periodic benefit (recovery) cost	$(213)	$(143)	$25	$26

13    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2018 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montreal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.

In the wake of the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act, R.S.C., 1985, c. C-36 and MMAR filed for bankruptcy in the United States. Plans of arrangement have been approved in both Canada and the U.S. (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced after the derailment in Canada and/or in the U.S. against CP and others:

(1)
Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered various parties, including CP, to clean up the derailment site (the “Cleanup Order”). CP appealed the Cleanup Order to the Administrative Tribunal of Québec (the “TAQ”). The Minister subsequently served a Notice of Claim seeking $95 million for compensation spent on cleanup. CP filed a contestation of the Notice of Claim with the TAQ (the “TAQ Proceeding”). CP and the Minister agreed to stay the TAQ Proceedings pending the outcome of the Province of Québec's action, described in item #2 below.

(2)
Québec’s Attorney General sued CP in the Québec Superior Court initially claiming $409 million in damages, which claim was amended and reduced to $315 million (the “Province’s Action”). The Province’s Action alleges that CP exercised custody or control over the petroleum crude oil until its delivery to Irving Oil, that CP was negligent in its custody and control of the petroleum crude oil and that therefore CP is jointly and severally liable with third parties responsible for the derailment and vicariously liable for the acts and omissions of MMAC.

(3)
A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”) was certified against CP, MMAC and the train conductor, Mr. Thomas Harding ("Harding"). The Class Action seeks unquantified damages, including for wrongful death, personal injury, and property damage arising from the derailment. All known wrongful death claimants in the Class Action have opted out and, by court order, cannot re-join the Class Action.

(4)
Eight subrogated insurers sued CP in the Québec Superior Court initially claiming approximately $16 million in damages, which claim was amended and reduced to $14 million (the “Promutuel Action”) and two additional subrogated insurers sued CP in the Québec Superior Court claiming approximately $3 million in damages (the “Royal Action”). Both Actions contain essentially the same allegations as the Province’s Action. The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent to which these claims overlap with the proof of claims process under the Plans is difficult to determine at this stage. The Royal Action has been stayed pending the determination of the consolidated proceedings described below.

The Province’s Action, the Class Action and the Promutuel Action have been consolidated and will proceed together through the litigation process in the Québec Superior Court. While each Action will remain a separate legal proceeding, there will be a trial to determine liability issues commencing mid-September 2019, and subsequently, if necessary, a trial to determine damages issues.

(5)
Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering. These plaintiffs assert essentially the same allegations as those contained in the Class Action and the Province’s Action against CP. The plaintiffs assert they have opted-out of the Class Action. All but two of the plaintiffs were plaintiffs in litigation against CP, described in paragraph 7 below, that originated in the U.S. who either withdrew their claims or had their case dismissed in the U.S.

(6)
An adversary proceeding filed by the MMAR U.S. estate representative (“Estate Representative”) in Maine accuses CP of failing to abide by certain regulations (the “Adversary Proceeding”). The Estate Representative alleges that CP should not have moved the petroleum crude oil train because an inaccurate classification by the shipper was or should have been known. The Estate Representative seeks damages for MMAR’s business value (as yet unquantified) allegedly destroyed by the derailment.

(7)
A class action and mass tort action on behalf of Lac-Mégantic residents and wrongful death representatives commenced in Texas and wrongful death and personal injury actions commenced in Illinois and Maine against CP were all removed to and consolidated in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and mis-packaged the petroleum crude oil being shipped. On CP’s motion, the Maine Actions were dismissed by the Court on several grounds. The plaintiffs are appealing the dismissal decision.

(8)
The Trustee (the “WD Trustee”) for the wrongful death trust (the “WD Trust”), as defined and established by the Estate Representative under the Plans, asserts Carmack Amendment claims against CP in North Dakota federal court (the “Carmack Claims”). The WD Trustee seeks to recover approximately $6 million for damaged rail cars, and the settlement amounts the consignor and the consignee paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. On CP’s motion, the federal court in North Dakota dismissed the Carmack Claims on timeliness grounds but the Eighth Circuit Court of Appeals reversed that decision. CP is seeking a rehearing of the Eighth Circuit Court of Appeals decision, failing which CP will seek dismissal of the Carmack Claims on various other grounds.

At this stage of the proceedings, the risk of a finding of liability and the quantum of potential losses cannot be determined. CP denies liability and is vigorously defending the above noted proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized.
Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and nine months ended September 30, 2018 was $2 million and $4 million, respectively (three and nine months ended September 30, 2017 - $1 million and $3 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at September 30, 2018 was $80 million (December 31, 2017 - $78 million). Payments are expected to be made over 10 years through 2028.

14 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,316	$538	$—	$1,854
Non-freight	—	31	92	(79)	44
Total revenues	—	1,347	630	(79)	1,898
Operating expenses
Compensation and benefits	—	246	117	2	365
Fuel	—	177	49	—	226
Materials	—	33	11	3	47
Equipment rents	—	27	6	—	33
Depreciation and amortization	—	105	69	—	174
Purchased services and other	—	224	123	(84)	263
Total operating expenses	—	812	375	(79)	1,108
Operating income	—	535	255	—	790
Less:
Other (income) expense	(4)	(46)	3	—	(47)
Other components of net periodic benefit (recovery) expense	—	(97)	1	—	(96)
Net interest (income) expense	(2)	121	(7)	—	112
Income before income tax expense and equity in net earnings of subsidiaries	6	557	258	—	821
Less: Income tax (recovery) expense	(1)	142	58	—	199
Add: Equity in net earnings of subsidiaries	615	200	—	(815)	—
Net income	$622	$615	$200	$(815)	$622

Interim Condensed Consolidating Statements of Income
For the three months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,092	$455	$—	$1,547
Non-freight	—	38	90	(80)	48
Total revenues	—	1,130	545	(80)	1,595
Operating expenses
Compensation and benefits	—	218	103	3	324
Fuel	—	116	34	—	150
Materials	—	33	11	1	45
Equipment rents	—	35	—	—	35
Depreciation and amortization	—	108	54	—	162
Purchased services and other	—	195	146	(84)	257
Total operating expenses	—	705	348	(80)	973
Operating income	—	425	197	—	622
Less:
Other (income) expense	(10)	(100)	5	—	(105)
Other components of net periodic benefit (recovery) expense	—	(69)	1	—	(68)
Net interest (income) expense	(2)	126	(9)	—	115
Income before income tax expense and equity in net earnings of subsidiaries	12	468	200	—	680
Less: Income tax expense	7	99	64	—	170
Add: Equity in net earnings of subsidiaries	505	136	—	(641)	—
Net income	$510	$505	$136	$(641)	$510
Certain of these figures have been reclassified in order to be consistent with the 2018 presentation (Note 2).

Interim Condensed Consolidating Statements of Income
For the nine months ended September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$3,667	$1,521	$—	$5,188
Non-freight	—	89	271	(238)	122
Total revenues	—	3,756	1,792	(238)	5,310
Operating expenses
Compensation and benefits	—	740	346	4	1,090
Fuel	—	523	148	—	671
Materials	—	106	38	11	155
Equipment rents	—	88	11	—	99
Depreciation and amortization	—	314	202	—	516
Purchased services and other	—	647	428	(253)	822
Total operating expenses	—	2,418	1,173	(238)	3,353
Operating income	—	1,338	619	—	1,957
Less:
Other expense (income)	7	81	(32)	—	56
Other components of net periodic benefit (recovery) expense	—	(289)	2	—	(287)
Net interest expense (income)	4	356	(21)	—	339
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(11)	1,190	670	—	1,849
Less: Income tax (recovery) expense	(2)	327	118	—	443
Add: Equity in net earnings of subsidiaries	1,415	552	—	(1,967)	—
Net income	$1,406	$1,415	$552	$(1,967)	$1,406

Interim Condensed Consolidating Statements of Income
For the nine months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$3,310	$1,398	$—	$4,708
Non-freight	—	104	278	(249)	133
Total revenues	—	3,414	1,676	(249)	4,841
Operating expenses
Compensation and benefits	—	644	320	5	969
Fuel	—	370	110	—	480
Materials	—	101	28	13	142
Equipment rents	—	110	(2)	—	108
Depreciation and amortization	—	325	168	—	493
Purchased services and other	—	613	466	(267)	812
Total operating expenses	—	2,163	1,090	(249)	3,004
Operating income	—	1,251	586	—	1,837
Less:
Other (income) expense	(35)	(166)	7	—	(194)
Other components of net periodic benefit (recovery) expense	—	(206)	3	—	(203)
Net interest (income) expense	(9)	390	(24)	—	357
Income before income tax expense and equity in net earnings of subsidiaries	44	1,233	600	—	1,877
Less: Income tax expense	9	259	188	—	456
Add: Equity in net earnings of subsidiaries	1,386	412	—	(1,798)	—
Net income	$1,421	$1,386	$412	$(1,798)	$1,421
Certain of these figures have been reclassified in order to be consistent with the 2018 presentation (Note 2).

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$622	$615	$200	$(815)	$622
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	96	(84)	—	12
Change in derivatives designated as cash flow hedges	—	1	—	—	1
Change in pension and post-retirement defined benefit plans	—	27	1	—	28
Other comprehensive income (loss) before income taxes	—	124	(83)	—	41
Income tax expense on above items	—	(22)	—	—	(22)
Equity accounted investments	19	(83)	—	64	—
Other comprehensive income (loss)	19	19	(83)	64	19
Comprehensive income	$641	$634	$117	$(751)	$641

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$510	$505	$136	$(641)	$510
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	180	(161)	—	19
Change in derivatives designated as cash flow hedges	—	2	—	—	2
Change in pension and post-retirement defined benefit plans	—	36	2	—	38
Other comprehensive income (loss) before income taxes	—	218	(159)	—	59
Income tax expense on above items	—	(34)	—	—	(34)
Equity accounted investments	25	(159)	—	134	—
Other comprehensive income (loss)	25	25	(159)	134	25
Comprehensive income	$535	$530	$(23)	$(507)	$535

Interim Condensed Consolidating Statements of Comprehensive Income
For the nine months ended September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,406	$1,415	$552	$(1,967)	$1,406
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(177)	153	—	(24)
Change in derivatives designated as cash flow hedges	—	36	—	—	36
Change in pension and post-retirement defined benefit plans	—	82	4	—	86
Other comprehensive (loss) income before income taxes	—	(59)	157	—	98
Income tax expense on above items	—	(10)	(1)	—	(11)
Equity accounted investments	87	156	—	(243)	—
Other comprehensive income	87	87	156	(243)	87
Comprehensive income	$1,493	$1,502	$708	$(2,210)	$1,493

Interim Condensed Consolidating Statements of Comprehensive Income
For the nine months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,421	$1,386	$412	$(1,798)	$1,421
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	342	(304)	—	38
Change in derivatives designated as cash flow hedges	—	11	—	—	11
Change in pension and post-retirement defined benefit plans	—	108	5	—	113
Other comprehensive income (loss) before income taxes	—	461	(299)	—	162
Income tax expense on above items	—	(77)	(1)	—	(78)
Equity accounted investments	84	(300)	—	216	—
Other comprehensive income (loss)	84	84	(300)	216	84
Comprehensive income	$1,505	$1,470	$112	$(1,582)	$1,505

Interim Condensed Consolidating Balance Sheets
As at September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$103	$47	$—	$150
Accounts receivable, net	—	592	167	—	759
Accounts receivable, intercompany	119	128	182	(429)	—
Short-term advances to affiliates	—	1,049	4,676	(5,725)	—
Materials and supplies	—	123	33	—	156
Other current assets	—	45	48	(28)	65
	119	2,040	5,153	(6,182)	1,130
Long-term advances to affiliates	1,090	5	88	(1,183)	—
Investments	—	35	166	—	201
Investments in subsidiaries	11,366	11,728	—	(23,094)	—
Properties	—	9,395	8,397	—	17,792
Goodwill and intangible assets	—	—	192	—	192
Pension asset	—	1,726	—	—	1,726
Other assets	—	57	11	—	68
Deferred income taxes	6	—	—	(6)	—
Total assets	$12,581	$24,986	$14,007	$(30,465)	$21,109
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$93	$822	$302	$(28)	$1,189
Accounts payable, intercompany	4	297	128	(429)	—
Short-term advances from affiliates	5,356	366	3	(5,725)	—
Long-term debt maturing within one year	—	480	—	—	480
	5,453	1,965	433	(6,182)	1,669
Pension and other benefit liabilities	—	668	78	—	746
Long-term advances from affiliates	—	1,178	5	(1,183)	—
Other long-term liabilities	—	114	118	—	232
Long-term debt	—	7,754	52	—	7,806
Deferred income taxes	—	1,941	1,593	(6)	3,528
Total liabilities	5,453	13,620	2,279	(7,371)	13,981
Shareholders’ equity
Share capital	2,017	538	6,127	(6,665)	2,017
Additional paid-in capital	47	1,653	92	(1,745)	47
Accumulated other comprehensive (loss) income	(1,654)	(1,654)	571	1,083	(1,654)
Retained earnings	6,718	10,829	4,938	(15,767)	6,718
	7,128	11,366	11,728	(23,094)	7,128
Total liabilities and shareholders’ equity	$12,581	$24,986	$14,007	$(30,465)	$21,109

Condensed Consolidating Balance Sheets
As at December 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$241	$97	$—	$338
Accounts receivable, net	—	508	179	—	687
Accounts receivable, intercompany	97	153	215	(465)	—
Short-term advances to affiliates	500	1,004	4,996	(6,500)	—
Materials and supplies	—	120	32	—	152
Other current assets	—	31	66	—	97
	597	2,057	5,585	(6,965)	1,274
Long-term advances to affiliates	590	—	410	(1,000)	—
Investments	—	27	155	—	182
Investments in subsidiaries	10,623	12,122	—	(22,745)	—
Properties	—	8,982	8,034	—	17,016
Goodwill and intangible assets	—	—	187	—	187
Pension asset	—	1,407	—	—	1,407
Other assets	—	56	13	—	69
Deferred income taxes	3	—	—	(3)	—
Total assets	$11,813	$24,651	$14,384	$(30,713)	$20,135
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$82	$844	$312	$—	$1,238
Accounts payable, intercompany	3	309	153	(465)	—
Short-term advances from affiliates	5,291	1,185	24	(6,500)	—
Long-term debt maturing within one year	—	746	—	—	746
	5,376	3,084	489	(6,965)	1,984
Pension and other benefit liabilities	—	672	77	—	749
Long-term advances from affiliates	—	1,000	—	(1,000)	—
Other long-term liabilities	—	108	123	—	231
Long-term debt	—	7,362	51	—	7,413
Deferred income taxes	—	1,802	1,522	(3)	3,321
Total liabilities	5,376	14,028	2,262	(7,968)	13,698
Shareholders’ equity
Share capital	2,032	1,037	6,730	(7,767)	2,032
Additional paid-in capital	43	1,643	259	(1,902)	43
Accumulated other comprehensive (loss) income	(1,741)	(1,742)	417	1,325	(1,741)
Retained earnings	6,103	9,685	4,716	(14,401)	6,103
	6,437	10,623	12,122	(22,745)	6,437
Total liabilities and shareholders’ equity	$11,813	$24,651	$14,384	$(30,713)	$20,135

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$87	$416	$319	$(149)	$673
Investing activities
Additions to properties	—	(303)	(127)	—	(430)
Proceeds from sale of properties and other assets	—	4	3	—	7
Advances to affiliates	—	—	(209)	209	—
Repayment of advances to affiliates	—	499	345	(844)	—
Repurchase of share capital from affiliates	500	236	—	(736)	—
Cash provided by (used in) investing activities	500	436	12	(1,371)	(423)
Financing activities
Dividends paid	(92)	(92)	(57)	149	(92)
Return of share capital to affiliates	—	(500)	(236)	736	—
Issuance of CP Common Shares	4	—	—	—	4
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Net repayment of commercial paper	—	(53)	—	—	(53)
Advances from affiliates	209	—	—	(209)	—
Repayment of advances from affiliates	(708)	(136)	—	844	—
Cash used in financing activities	(587)	(786)	(293)	1,520	(146)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	17	(22)	—	(5)
Cash position
Increase in cash and cash equivalents	—	83	16	—	99
Cash and cash equivalents at beginning of period	—	20	31	—	51
Cash and cash equivalents at end of period	$—	$103	$47	$—	$150

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$98	$322	$213	$(106)	$527
Investing activities
Additions to properties	—	(193)	(126)	—	(319)
Proceeds from sale of properties and other assets	—	11	2	—	13
Advances to affiliates	—	—	(50)	50	—
Repayment of advances to affiliates	159	1	—	(160)	—
Capital contributions to affiliates	—	(26)	—	26	—
Repurchase of share capital from affiliates	—	32	—	(32)	—
Cash provided by (used in) investing activities	159	(175)	(174)	(116)	(306)
Financing activities
Dividends paid	(83)	(83)	(23)	106	(83)
Issuance of share capital	—	—	26	(26)	—
Return of share capital to affiliates	—	—	(32)	32	—
Issuance of CP Common Shares	2	—	—	—	2
Purchase of CP Common Shares	(226)	—	—	—	(226)
Repayment of long-term debt, excluding commercial paper	—	(3)	—	—	(3)
Advances from affiliates	50	—	—	(50)	—
Repayment of advances from affiliates	—	(159)	(1)	160	—
Cash used in financing activities	(257)	(245)	(30)	222	(310)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(2)	(5)	—	(7)
Cash position
(Decrease) increase in cash and cash equivalents	—	(100)	4	—	(96)
Cash and cash equivalents at beginning of period	—	178	60	—	238
Cash and cash equivalents at end of period	$—	$78	$64	$—	$142

Interim Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$235	$1,309	$782	$(545)	$1,781
Investing activities
Additions to properties	—	(701)	(383)	—	(1,084)
Proceeds from sale of properties and other assets	—	10	6	—	16
Advances to affiliates	—	(63)	(209)	272	—
Repayment of advances to affiliates	—	—	840	(840)	—
Repurchase of share capital from affiliates	500	783	—	(1,283)	—
Other	—	—	(1)	—	(1)
Cash provided by (used in) investing activities	500	29	253	(1,851)	(1,069)
Financing activities
Dividends paid	(255)	(255)	(290)	545	(255)
Return of share capital to affiliates	—	(500)	(783)	1,283	—
Issuance of CP Common Shares	16	—	—	—	16
Purchase of CP Common Shares	(559)	—	—	—	(559)
Issuance of long-term debt, excluding commercial paper	—	638	—	—	638
Repayment of long-term debt, excluding commercial paper	—	(744)	—	—	(744)
Advances from affiliates	272	—	—	(272)	—
Repayment of advances from affiliates	(209)	(631)	—	840	—
Cash used in financing activities	(735)	(1,492)	(1,073)	2,396	(904)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	16	(12)	—	4
Cash position
Decrease in cash and cash equivalents	—	(138)	(50)	—	(188)
Cash and cash equivalents at beginning of year	—	241	97	—	338
Cash and cash equivalents at end of year	$—	$103	$47	$—	$150

Interim Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$256	$875	$716	$(398)	$1,449
Investing activities
Additions to properties	—	(494)	(401)	—	(895)
Proceeds from sale of properties and other assets	—	17	12	—	29
Advances to affiliates	(1,079)	(550)	(1,157)	2,786	—
Capital contributions to affiliates	—	(1,039)	—	1,039	—
Repurchase of share capital from affiliates	—	32	—	(32)	—
Other	—	6	(1)	—	5
Cash used in investing activities	(1,079)	(2,028)	(1,547)	3,793	(861)
Financing activities
Dividends paid	(229)	(229)	(169)	398	(229)
Issuance of share capital	—	—	1,039	(1,039)	—
Return of share capital to affiliates	—	—	(32)	32	—
Issuance of CP Common Shares	39	—	—	—	39
Purchase of CP Common Shares	(368)	—	—	—	(368)
Repayment of long-term debt, excluding commercial paper	—	(17)	—	—	(17)
Advances from affiliates	1,381	1,405	—	(2,786)	—
Settlement of forward starting swaps on de-designation	—	(22)	—	—	(22)
Cash provided by (used in) financing activities	823	1,137	838	(3,395)	(597)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(6)	(7)	—	(13)
Cash position
Decrease in cash and cash equivalents	—	(22)	—	—	(22)
Cash and cash equivalents at beginning of year	—	100	64	—	164
Cash and cash equivalents at end of year	$—	$78	$64	$—	$142

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (millions, except per share data)	2018	2017	Total Change	% Change	2018	2017	Total Change	% Change

Revenues
Freight	$1,854	$1,547	$307	20	$5,188	$4,708	$480	10
Non-freight	44	48	(4)	(8)	122	133	(11)	(8)
Total revenues	1,898	1,595	303	19	5,310	4,841	469	10

Operating expenses
Compensation and benefits(1)	365	324	41	13	1,090	969	121	12
Fuel	226	150	76	51	671	480	191	40
Materials	47	45	2	4	155	142	13	9
Equipment rents	33	35	(2)	(6)	99	108	(9)	(8)
Depreciation and amortization	174	162	12	7	516	493	23	5
Purchased services and other	263	257	6	2	822	812	10	1
Total operating expenses(1)	1,108	973	135	14	3,353	3,004	349	12

Operating income(1)	790	622	168	27	1,957	1,837	120	7

Less:
Other (income) expense	(47)	(105)	58	(55)	56	(194)	250	(129)
Other components of net periodic benefit recovery(1)	(96)	(68)	(28)	41	(287)	(203)	(84)	41
Net interest expense	112	115	(3)	(3)	339	357	(18)	(5)

Income before income tax expense	821	680	141	21	1,849	1,877	(28)	(1)

Income tax expense	199	170	29	17	443	456	(13)	(3)

Net income	$622	$510	$112	22	$1,406	$1,421	$(15)	(1)
Operating ratio (%)(1)	58.3	61.0	(2.7)	(270) bps	63.1	62.1	1.0	100 bps

Basic earnings per share	$4.36	$3.50	$0.86	25	$9.81	$9.72	$0.09	1

Diluted earnings per share	$4.35	$3.50	$0.85	24	$9.78	$9.70	$0.08	1

Shares Outstanding
Weighted average number of shares outstanding (millions)	142.6	145.5	(2.9)	(2)	143.2	146.2	(3.0)	(2)
Weighted average number of diluted shares outstanding (millions)	143.1	145.8	(2.7)	(2)	143.7	146.6	(2.9)	(2)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.76	0.80	(0.04)	(5)	0.78	0.76	0.02	3
Average foreign exchange rate (Canadian$/US$)	1.31	1.25	0.06	5	1.29	1.31	(0.02)	(2)

(1)
2017 comparative period figures have been restated for the retrospective adoption of Accounting Standards Update ("ASU") ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the period ended September 30, 2018.

Summary of Rail Data (Continued)

	Third Quarter					Year-to-date
Commodity Data	2018	2017	Total Change	% Change	FX Adjusted % Change(1)	2018	2017	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$384	$351	$33	9	7	$1,113	$1,107	$6	1	1
- Coal	171	165	6	4	4	486	478	8	2	2
- Potash	130	103	27	26	24	358	310	48	15	17
- Fertilizers and sulphur	55	52	3	6	2	171	181	(10)	(6)	(4)
- Forest products	76	67	9	13	12	211	202	9	4	6
- Energy, chemicals and plastics	339	208	131	63	58	874	651	223	34	36
- Metals, minerals, and consumer products	208	192	16	8	5	595	552	43	8	9
- Automotive	85	68	17	25	20	247	223	24	11	13
- Intermodal	406	341	65	19	18	1,133	1,004	129	13	13

Total Freight Revenues	$1,854	$1,547	$307	20	17	$5,188	$4,708	$480	10	11

Freight Revenue per Revenue Ton-Miles (RTM) (cents)
- Grain	4.25	4.07	0.18	4	2	4.17	4.06	0.11	3	3
- Coal	2.98	2.73	0.25	9	9	2.92	2.77	0.15	5	5
- Potash	2.64	2.53	0.11	4	2	2.61	2.60	0.01	—	1
- Fertilizers and sulphur	5.87	6.08	(0.21)	(3)	(6)	5.90	6.39	(0.49)	(8)	(6)
- Forest products	6.01	5.78	0.23	4	1	5.88	5.96	(0.08)	(1)	—
- Energy, chemicals and plastics	4.53	4.18	0.35	8	5	4.36	4.26	0.10	2	4
- Metals, minerals, and consumer products	7.00	6.32	0.68	11	7	6.57	6.49	0.08	1	2
- Automotive	24.76	21.62	3.14	15	11	23.56	21.92	1.64	7	9
- Intermodal	5.84	5.59	0.25	4	3	5.72	5.61	0.11	2	3

Total Freight Revenue per RTM	4.67	4.40	0.27	6	4	4.57	4.47	0.10	2	3

Freight Revenue per Carload
- Grain	$3,565	$3,251	$314	10	7	$3,536	$3,402	$134	4	5
- Coal	2,234	2,021	213	11	9	2,145	2,047	98	5	3
- Potash	3,089	2,978	111	4	1	3,052	3,013	39	1	2
- Fertilizers and sulphur	3,957	3,814	143	4	1	4,084	4,198	(114)	(3)	(1)
- Forest products	4,240	3,870	370	10	6	4,107	4,056	51	1	3
- Energy, chemicals and plastics	3,806	3,227	579	18	15	3,606	3,357	249	7	9
- Metals, minerals, and consumer products	3,206	2,806	400	14	11	3,140	2,888	252	9	10
- Automotive	3,102	2,737	365	13	9	2,970	2,788	182	7	8
- Intermodal	1,545	1,343	202	15	14	1,485	1,364	121	9	9

Total Freight Revenue per Carload	$2,640	$2,321	$319	14	11	$2,556	$2,408	$148	6	7

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
Commodity Data (Continued)	2018	2017	Total Change	% Change	2018	2017	Total Change	% Change

Millions of RTM
- Grain	9,009	8,627	382	4	26,698	27,274	(576)	(2)
- Coal	5,764	6,009	(245)	(4)	16,657	17,230	(573)	(3)
- Potash	4,944	4,083	861	21	13,750	11,919	1,831	15
- Fertilizers and sulphur	935	864	71	8	2,902	2,837	65	2
- Forest products	1,263	1,157	106	9	3,596	3,390	206	6
- Energy, chemicals and plastics	7,485	4,992	2,493	50	20,047	15,302	4,745	31
- Metals, minerals, and consumer products	2,979	3,030	(51)	(2)	9,067	8,512	555	7
- Automotive	343	316	27	9	1,047	1,016	31	3
- Intermodal	6,942	6,092	850	14	19,820	17,901	1,919	11

Total RTMs	39,664	35,170	4,494	13	113,584	105,381	8,203	8

Carloads (thousands)
- Grain	107.4	108.0	(0.6)	(1)	314.5	325.6	(11.1)	(3)
- Coal	76.8	81.3	(4.5)	(6)	226.7	233.3	(6.6)	(3)
- Potash	42.3	34.6	7.7	22	117.4	102.9	14.5	14
- Fertilizers and sulphur	13.8	13.8	—	—	41.9	43.2	(1.3)	(3)
- Forest products	17.9	17.2	0.7	4	51.5	49.8	1.7	3
- Energy, chemicals and plastics	89.1	64.7	24.4	38	242.4	194.0	48.4	25
- Metals, minerals, and consumer products	65.0	68.2	(3.2)	(5)	189.6	191.1	(1.5)	(1)
- Automotive	27.4	25.0	2.4	10	83.0	79.9	3.1	4
- Intermodal	262.3	253.6	8.7	3	762.9	735.4	27.5	4

Total Carloads	702.0	666.4	35.6	5	2,029.9	1,955.2	74.7	4

	Third Quarter					Year-to-date
	2018	2017	Total Change	% Change	FX Adjusted % Change(1)	2018	2017	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits(2)	$365	$324	$41	13	11	$1,090	$969	$121	12	13
Fuel	226	150	76	51	46	671	480	191	40	42
Materials	47	45	2	4	4	155	142	13	9	10
Equipment rents	33	35	(2)	(6)	(11)	99	108	(9)	(8)	(7)
Depreciation and amortization	174	162	12	7	6	516	493	23	5	5
Purchased services and other	263	257	6	2	—	822	812	10	1	2

Total Operating Expenses(2)	$1,108	$973	$135	14	12	$3,353	$3,004	$349	12	12

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

(2)
2017 comparative period figures have been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the period ended September 30, 2018.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
	2018	2017 (1)	Total Change	% Change	2018	2017 (1)	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	70,469	62,311	8,158	13	202,575	186,899	15,676	8
Train miles (thousands)	8,174	7,444	730	10	23,809	22,786	1,023	4
Average train weight - excluding local traffic (tons)	9,195	8,990	205	2	9,082	8,775	307	3
Average train length - excluding local traffic (feet)	7,345	7,301	44	1	7,297	7,193	104	1
Average terminal dwell (hours)	6.9	6.6	0.3	5	7.1	6.5	0.6	9
Average train speed (mph)(2)	21.6	23.1	(1.5)	(6)	21.2	22.9	(1.7)	(7)
Fuel efficiency(3)	0.916	0.944	(0.028)	(3)	0.952	0.978	(0.026)	(3)
U.S. gallons of locomotive fuel consumed (millions)(4)	64.6	58.4	6.2	11	192.9	181.4	11.5	6
Average fuel price (U.S. dollars per U.S. gallon)	2.69	2.08	0.61	29	2.72	2.07	0.65	31

Total Employees and Workforce

Total employees (average)(5)	12,941	12,149	792	7	12,623	11,990	633	5
Total employees (end of period)(5)	13,000	12,135	865	7	13,000	12,135	865	7
Workforce (end of period)(6)	13,029	12,219	810	7	13,029	12,219	810	7

Safety Indicators

FRA personal injuries per 200,000 employee-hours	1.49	1.56	(0.07)	(4)	1.49	1.64	(0.15)	(9)
FRA train accidents per million train miles	1.12	0.99	0.13	13	1.11	1.01	0.10	10

(1)
Certain figures have been revised to conform with current presentation or have been updated to reflect new information as certain operating statistics are estimated and can continue to be updated as actuals settle.

(2)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It excludes delay time related to customer or foreign railways, and also excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures

The Company presents non-GAAP measures including cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information presented in accordance with GAAP.

Adjusted Performance Measures

The Company uses Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first three and nine months of 2018 and 2017 include:

2018:

•	in the second quarter, a deferred tax recovery of $21 million due to reductions in the Missouri and Iowa state tax rates that favourably impacted Diluted EPS by 15 cents; and

•	during the course of the year, a net non-cash loss of $55 million ($47 million after deferred tax) due to FX translation of the Company's U.S dollar-denominated debt as follows:

•	in the third quarter, a $38 million gain ($33 million after deferred tax) that favourably impacted Diluted EPS by 23 cents;

•	in the second quarter, a $44 million loss ($38 million after deferred tax) that unfavourably impacted Diluted EPS by 27 cents; and

•	in the first quarter, a $49 million loss ($42 million after deferred tax) that unfavourably impacted Diluted EPS by 29 cents.

2017:

•	in the second quarter, a charge on hedge roll and de-designation of $13 million ($10 million after deferred tax) that unfavourably impacted Diluted EPS by 7 cents;

•	in the second quarter, an insurance recovery of a legal settlement of $10 million ($7 million after current tax) that favourably impacted Diluted EPS by 5 cents;

•
in the first quarter, a management transition recovery of $51 million related to the retirement of Mr. E. Hunter Harrison as CEO of CP ($39 million after deferred tax) that favourably impacted Diluted EPS by 27 cents;

•	during the course of the year, a net deferred tax recovery of $14 million as a result of the change in income tax rates as follows:

•	in the third quarter, a deferred tax expense of $3 million as a result of the change in the Illinois state corporate income tax rate that unfavourably impacted Diluted EPS by 2 cents;

•	in the second quarter, a deferred tax recovery of $17 million as a result of the change in the Saskatchewan provincial corporate income tax rate that favourably impacted Diluted EPS by 12 cents; and

•	during the course of the year, a net non-cash gain of $200 million ($174 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt as follows:

•	in the third quarter, a $105 million gain ($91 million after deferred tax) that favourably impacted Diluted EPS by 62 cents;

•	in the second quarter, a $67 million gain ($59 million after deferred tax) that favourably impacted Diluted EPS by 40 cents; and

•	in the first quarter, a $28 million gain ($24 million after deferred tax) that favourably impacted Diluted EPS by 16 cents.

2018 Outlook

Adjusted diluted EPS is defined and discussed further below. Although CP has provided a forward-looking non-GAAP measure, adjusted diluted EPS, it is not practicable to provide a reconciliation to a forward-looking reported diluted EPS, the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges, management transition costs related to senior executives and charges or recoveries resulting from tax rate changes. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP's adjusted diluted EPS. Additionally, the Canadian-to-U.S. dollar exchange rate is unpredictable and can have a significant impact on CP's reported results but may be excluded from CP's adjusted diluted EPS. In particular, CP's 2018 adjusted diluted EPS excludes FX impact of translating the Company's U.S. dollar denominated long-term debt and a deferred income tax recovery from changes in Iowa and Missouri corporate income tax rates.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the non-GAAP measures for the three and nine months ended September 30, 2018 and 2017:

Adjusted income is calculated as Net income reported on a GAAP basis less significant items.

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2018	2017	2018	2017
Net income as reported	$622	$510	$1,406	$1,421
Less significant items (pretax):
Insurance recovery of legal settlement	—	—	—	10
Charge on hedge roll and de-designation	—	—	—	(13)
Management transition recovery	—	—	—	51
Impact of FX translation on U.S. dollar-denominated debt	38	105	(55)	200
Add:
Tax effect of adjustments(1)	5	14	(8)	38
Income tax rate change	—	3	(21)	(14)
Adjusted income	$589	$422	$1,432	$1,197
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the applicable tax rate for the above items of 13.43% for the three and nine months ended September 30, 2018, and 13.28% and 15.16% for the three and nine months ended September 30, 2017, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended September 30		For the nine months ended September 30
	2018	2017	2018	2017
Diluted earnings per share as reported	$4.35	$3.50	$9.78	$9.70
Less significant items (pretax):
Insurance recovery of legal settlement	—	—	—	0.07
Charge on hedge roll and de-designation	—	—	—	(0.09)
Management transition recovery	—	—	—	0.35
Impact of FX translation on U.S. dollar-denominated debt	0.27	0.72	(0.38)	1.36
Add:
Tax effect of adjustments(1)	0.04	0.10	(0.04)	0.26
Income tax rate change	—	0.02	(0.15)	(0.10)
Adjusted diluted earnings per share	$4.12	$2.90	$9.97	$8.17
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the applicable tax rate for the above items of 13.43% for the three and nine months ended September 30, 2018, and 13.28% and 15.16% for the three and nine months ended September 30, 2017, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2018	2017	2018	2017
Operating income as reported(1)	$790	$622	$1,957	$1,837
Less significant item:
Management transition recovery	—	—	—	51
Adjusted operating income(1)	$790	$622	$1,957	$1,786
(1) 2017 comparative period figures have been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the period ended September 30, 2018.

Adjusted operating ratio excludes those significant items that are reported within Operating income.

	For the three months ended September 30		For the nine months ended September 30
	2018	2017	2018	2017
Operating ratio as reported(1)	58.3%	61.0%	63.1%	62.1%
Less significant item:
Management transition recovery	—	—	—	(1.0)
Adjusted operating ratio(1)	58.3%	61.0%	63.1%	63.1%
(1) 2017 comparative period figures have been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the period ended September 30, 2018.

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, and the cash settlement of hedges settled upon issuance of debt. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. The cash settlement of forward starting swaps that occurred in the second quarter of 2018 in conjunction with the issuance of long-term debt is not an indicator of CP's ongoing cash generating ability and therefore has been excluded from free cash. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2018	2017	2018	2017
Cash provided by operating activities	$673	$527	$1,781	$1,449
Cash used in investing activities	(423)	(306)	(1,069)	(861)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(5)	(7)	4	(13)
Settlement of forward starting swaps upon debt issuance	—	—	24	—
Free cash	$245	$214	$740	$575

FX Adjusted Variance

FX adjusted variance allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

	For the three months ended September 30
(in millions)	Reported 2018	Reported 2017	Variance due to FX	FX Adjusted 2017	FX Adjusted % Change
Freight revenues	$1,854	$1,547	$32	$1,579	17
Non-freight revenues	44	48	1	49	(10)
Total revenues	1,898	1,595	33	1,628	17
Compensation and benefits(1)	365	324	4	328	11
Fuel	226	150	5	155	46
Materials	47	45	—	45	4
Equipment rents	33	35	2	37	(11)
Depreciation and amortization	174	162	2	164	6
Purchased services and other	263	257	5	262	—
Total operating expenses(1)	1,108	973	18	991	12
Operating income(1)	$790	$622	$15	$637	24
(1) 2017 comparative period figures have been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the period ended September 30, 2018.

	For the nine months ended September 30
(in millions)	Reported 2018	Reported 2017	Variance due to FX	FX Adjusted 2017	FX Adjusted % Change
Freight revenues	$5,188	$4,708	$(39)	$4,669	11
Non-freight revenues	122	133	—	133	(8)
Total revenues	5,310	4,841	(39)	4,802	11
Compensation and benefits(1)	1,090	969	(5)	964	13
Fuel	671	480	(6)	474	42
Materials	155	142	(1)	141	10
Equipment rents	99	108	(1)	107	(7)
Depreciation and amortization	516	493	(2)	491	5
Purchased services and other	822	812	(7)	805	2
Total operating expenses(1)	3,353	3,004	(22)	2,982	12
Operating income(1)	$1,957	$1,837	$(17)	$1,820	8
(1) 2017 comparative period figures have been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the period ended September 30, 2018.